Exhibit 10.5

SPONSOR AGREEMENT

This Sponsor Agreement (this “Agreement”), dated as of February 12, 2021, is entered into by and among Falcon Capital Acquisition Corp., a Delaware corporation (the “Acquiror”), Sharecare, Inc., a Delaware corporation (the “Company”) and Falcon Equity Investors LLC, a Delaware limited liability company (the “Sponsor”).

RECITALS

WHEREAS, concurrently herewith, the Acquiror, the Company, FCAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Colin Daniel, solely in his capacity as the stockholder representative, are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, the Sponsor is currently the record owner of 8,565,000 outstanding Sponsor Shares and 5,933,334 outstanding Acquiror Private Placement Warrants (the Sponsor Shares and Acquiror Private Placement Warrants owned by the Sponsor, together with any additional shares of Acquiror Common Stock or Sponsor Shares (or any securities convertible into or exercisable or exchangeable for Acquiror Common Stock or Sponsor Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

WHEREAS, as a condition and inducement to the willingness of Acquiror and the Company to enter into the Merger Agreement, Acquiror, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor, Acquiror and the Company agree as follows:

1. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to Acquiror and the Company as follows:

(a) The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

2. Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a) Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Merger) (x) agrees that pursuant to Section 4.3(b)(i) of the Certificate of Incorporation the Sponsor Shares held by it shall convert into shares of Acquiror Class A Common Stock at the Initial Conversion Ratio (as such term is defined in the Certificate of Incorporation) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of shares of Acquiror Class A Common Stock) and (y) waives any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of the Certificate of Incorporation. The Sponsor further agrees not to redeem any Sponsor Shares or shares of Acquiror Class A Common Stock received upon the conversion of such Sponsor Shares and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Acquiror, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

(b) Earnout Shares. At the Closing, the Sponsor agrees to execute and deliver a counterpart signature page to the Earnout Escrow Agreement and to deposit the Sponsor Earnout Shares into the Earnout Escrow Account. The Sponsor acknowledges and agrees that the Sponsor Earnout Shares will be subject to the vesting and forfeiture conditions set forth in Section 3.7 of the Merger Agreement and agrees to be bound by such terms as though it were party thereto.

(c) Sponsor Forfeiture and Transfers.

(i) At the Closing, the Sponsor hereby agrees to take all necessary actions to (A) forfeit and cause to be cancelled 1,284,750 Sponsor Shares, and (B) transfer to a charitable foundation designated by the Company to advance its charitable objectives 428,250 Sponsor Shares.

(ii) At the Closing, the Sponsor hereby agrees to take all necessary actions to transfer 1,000,000 Acquiror Private Placement Warrants (A) to, at the Company’s election, (1) the Company (for further transfer to Anthem, Inc. or one of its affiliates) or (2) Anthem, Inc. or one of its affiliates, or (B) to, at the Company’s election, but subject to Sponsor’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (1) the Company or (2) a strategic partner designated in writing by the Company.

(iii) At the Closing, the Sponsor hereby agrees to take all necessary actions to transfer to certain employees of the Company pursuant to the Transaction Bonus Letters, 186,667 Acquiror Private Placement Warrants.

(d) Acquiror Copy. The Sponsor hereby authorizes Acquiror to maintain a copy of this Agreement at either the executive office or the registered office of Acquiror.

3. Further Assurances. From time to time, at Acquiror’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

4. Disclosure. The Sponsor hereby authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC the stockholder’s identity and ownership of the Covered Shares and the nature of the stockholder’s obligations under this Agreement; provided, that (i) prior to any such publication or disclosure Acquiror and the Company have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments Acquiror and the Company will consider in good faith and (ii) once approved, Acquiror and the Company may publish such information in substantially the same form in subsequent announcements and disclosures required by the SEC without Sponsor’s prior review.

5. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Shares” and “Acquiror Private Placement Warrants”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

6. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Acquiror and the Company.

7. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 8):

if to Acquiror or Merger Sub, to:

Falcon Capital Acquisition Corp.

660 Madison Avenue, 12th Floor

New York, NY 10065

Attn:	Alan G. Mnuchin
E-mail:	agm@ariliam.com

with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:	Joel Rubinstein Bryan J. Luchs
Email:	joel.rubinstein@whitecase.com bryan.luchs@whitecase.com

if to the Company to:

Sharecare, Inc.

255 East Paces Ferry Road

Atlanta, GA 30305

Attn:	General Counsel
Email:	henry.jay@sharecare.com

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, GA 30309

Attn: Rahul Patel

Keith Townsend

John Anderson

Email:	rpatel@kslaw.com

ktownsend@kslaw.com

john.anderson@kslaw.com

if to the Sponsor, to it at:

Falcon Equity Investors LLC

660 Madison Avenue, 12th Floor

New York, NY 10065

Attn:	Alan G. Mnuchin
E-mail:	agm@ariliam.com

9. No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Sponsor. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Sponsor shall remain vested in and belong to the Sponsor.

10. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

11. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Acquiror shall be an express third party beneficiary with respect to Section 1 and Section 2 hereof.

12. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware.

(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 8.

(c) THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

15. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

17. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

18. Defined Terms. As used herein, “Sponsor Shares” shall mean the shares held by Sponsor of Acquiror Class B Common Stock, par value $0.0001 per share, and the shares of PubCo Common Stock issuable upon conversion of such shares in connection with the Closing.

19. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time (which, for the avoidance of doubt shall be deemed to occur following the performance of the covenants set forth in Sections 2(a), 2(b) and 2(c)), (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror, the Company and the Sponsor; provided, that the provisions set forth in Sections 9 through 19 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

FALCON CAPITAL ACQUISITION CORP.

By:	/s/ Alan G. Mnuchin
Name: Alan G. Mnuchin
Title: Chief Executive Officer and Chairman

SHARECARE, INC.

By:	/s/ Justin Ferrero
Name: Justin Ferrero
Title: Chief Financial Officer

FALCON EQUITY INVESTORS LLC

By:	/s/ Alan G. Mnuchin
Name: Alan G. Mnuchin
Title: Managing Member

[Signature page to Sponsor Agreement]